EXHIBIT 99.6

HOTEL MANAGEMENT AGREEMENT

By and Between

SUPREME HOTEL PROPERTIES, INC.

and

EXPOTEL HOSPITALITY SERVICES, L.L.C.

HOTEL MANAGEMENT AGREEMENT

HOTEL MANAGEMENT AGREEMENT

This Hotel Management Agreement (this “Agreement”), dated ___________, 200__, is by and between SUPREME HOTEL PROPERTIES, INC., a Delaware corporation, (“Owner”), and EXPOTEL HOSPITALITY SERVICES, INC. a Delaware limited liability company (“Manager”).

RECITALS

A.  Owner has entered into a contract for the purchase of (i) certain real property described on Exhibit A attached hereto and incorporated herein (the “Real Property”), and (ii) all improvements upon the Real Property (the “Improvements”) including, without limitation an existing hotel known as [HOTEL NAME]. The Real Property and the Improvements are herein collectively called the “Hotel”.

B.  Manager is qualified to operate, direct, manage and supervise the Hotel.

C.  Owner desires to turn over to Manager the operation, direction, management, and supervision of the Hotel and Manager desires to assume all such responsibilities as agent for and on the account of Owner upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged by the parties hereto, Owner and Manager hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1  As used in this Agreement, the following terms shall have the following meanings:

AAA means the American Arbitration Association.

Accounting Period means each of twelve (12) accounting periods of one (1) calendar month occurring each Fiscal Year.

Affiliate means any person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Manager or Owner, as the case may be. For purposes of this definition, the term “control” means the power to direct or cause the direction of management and policies, through the ownership of voting rights, by contract or otherwise.

Agency Account shall have the meaning set forth in Section 8.1 of this Agreement.

Agreement means this Management Agreement.

Annual Business Plan means the detailed annual business plan for the operation of the Hotel for each Fiscal Year prepared by Manager pursuant to Section 10.1 of this Agreement.

Base Management Fee means the amount payable to Manager pursuant to Section 11.1(a) of this Agreement.

Benefit Plans means all employee benefit plans of Manager, which include, without limitation, a 401(k) plan, a bonus and incentive plan, and a health insurance plan.

Books and Records shall have the meaning set forth in Section 9.1 of this Agreement.

Capital Reserve Fund shall have the meaning set forth in Section 8.4 of this Agreement.

Contract Commencement Date means [the date hereof.] [________, 200__.]

CPI means the Consumer Price Index - Seasonably Adjusted U.S. City Average for All Items for All Wage Earners and Clerical Earners (1982-1984 = 100), published monthly in the Monthly Labor Review by the Bureau of Labor Statistics of the United States Department of Labor (the “CPI-W”). If the CPI-W is discontinued, CPI shall mean the Consumer Price Index - Seasonably Adjusted U.S. City Average for All Items for All Urban Consumers (1982 - 1984 = 100) (the “CPI-U”). If both the CPI-W and CPI-U are discontinued, comparable statistics on the purchasing power of the consumer dollar published the Bureau of Labor Statistics or any other agency of the United States government shall be used.

Environmental Laws means any and all present and future Laws (whether common or statutory), now or hereafter in effect, promulgated or entered thereunder by any federal, state or local governmental entity relating to public or employee health and safety, pollution or protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1986, as amended by the Superfund Amendment and Reauthorization Act of 1986, and the Resource Conservation and Recovery Act, as all of the foregoing may be amended from time to time.

FF&E means all furniture, furnishings, equipment, fixtures, apparatus and other personal property used in, or held in storage for use in, the operation of the Hotel, other than Operating Equipment, Operating Supplies and fixtures attached to and forming part of the Hotel.

Financial Statement shall have the meaning set forth in Section 9.2 of this Agreement.

Fiscal Year means a calendar fiscal year starting on January 1 and ending on December 31, or portion thereof depending upon the Contract Commencement Date and the Termination Date.

Franchise Agreement means the [_______________ Franchise Agreement,] dated _______________, 200 __, between _______________ and Owner.

Gross Revenues shall mean all revenues and receipts of every kind derived from the operation of the Hotel and all departments and parts thereof including, without limitation, income (from both cash and credit transactions) from the rental of guest rooms, telephone charges, stores, offices, exhibit and sales space of every kind; license, lease and concession fees and rentals (but excluding gross receipts of licensees, lessees and concessionaires); income from vending machines; net income from parking; health membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges, and proceeds, if any, from business interruption or other loss of income insurance. Expressly excluded from the definition of Gross Revenues are the following: gratuities to employees of the Hotel; federal, state, and local excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; insurance proceeds (other than proceeds from business interruption or other loss of income insurance; condemnation proceeds (other than for a temporary taking); any proceeds from any sale of the Hotel or from the refinancing of any debt encumbering the Hotel; contributions by Owner; or damage awards received from third parties.

Group Services means group benefits, services, and facilities generally made available by Manager at other properties owned or managed by Manager, including, where applicable, convention, business and sales-promotion services; advertising and public relation services; centralized reservation services; computerized management information services; educational and training programs and facilities; central purchasing and procuring services; employee benefits administration; payroll administration; and risk management services. Group Services does not include Manager’s central office overhead and general office and administrative expenses (as opposed to that of the Hotel).

Hotel means the Real Property and the Improvements.

Improvements shall have the meaning set forth in Recital A of this Agreement.

Incentive Fee means the amount payable to Manager pursuant to Section 11.1(b) of this Agreement.

Income Before Fixed Charges means the excess, during each Fiscal Year (and proportionately for any period less than a Fiscal Year), of Gross Revenues over expenses and deductions incurred in the operation of the Hotel by Manager in fulfilling its duties hereunder during such Fiscal Year, determined in accordance with the accounting system established by the Uniform System (except as modified by this Agreement). In arriving at Income Before Fixed Charges, all expenses shall be proper deductions from Gross Revenues insofar as they relate to the operation of the Hotel excluding only Incentive Fees, real property taxes, personal property taxes, casualty and liability insurance premiums and deductibles, equipment lease payments, ground rent, interest, depreciation, and amortization.

Laws means any and all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any federal, state, municipal or other authority having jurisdiction over the Hotel, now or hereafter in force, including, without limitation, any alcoholic beverage control board, health inspectors, the Board of Fire Underwriters and any insurance companies covering any of the risks against which Owner or Manager are insured under this Agreement.

Letter of Intent shall have the meaning set forth in Section 15.3 of this Agreement.

Management Fees means the aggregate of the Base Management Fee, Incentive Fee and Monthly Centralized Accounting Fee.

Manager means EXPOTEL HOSPITALITY SERVICES, L.L.C., a Delaware limited liability company.

Manager Indemnitees shall have the meaning set forth in Section 17.1 of this Agreement.

Monthly Centralized Accounting Fee means the amount payable to Manager pursuant to Section 11.1(c) of this Agreement.

Net Operating Income means the amount equal to Income before Fixed Charges less real property taxes, personal property taxes, casualty and liability insurance premiums and deductibles, Incentive Fees, lease payments and replacement reserves.

Opening Date shall mean the first date upon which the Hotel shall be deemed open to the public for operation during the term of this Agreement.

Operating Budget means the operating budget prepared by Manager for the Hotel for each Fiscal Year for which each Annual Business Plan is prepared, setting forth an itemized statement of any and all anticipated costs and expenses to be incurred in connection with the operation, direction, management and supervision of the Hotel for such Fiscal Year.

Operating Equipment means all equipment, except for FF&E and Operating Supplies, used, or held in storage for future use, in connection with the operation of the Hotel including, without limitation, all dishes, platters, serving trays, china, glassware, linens, silverware, uniforms and all kitchen, restaurant and bar equipment.

Operating Funds shall have the meaning set forth in Section 8.2 of this Agreement.

Operating Supplies means all supplies, except for FF&E and Operating Equipment used, or held in storage for future use, in connection with the operation of the Hotel including, without limitation, all engineering, maintenance and housekeeping supplies and all food and beverages of all kinds.

Original Term shall have the meaning set forth in Section 2.1 of this Agreement.

Owner means SUPREME HOTEL PROPERTIES, INC., a Delaware corporation.

Owner Indemnitees shall have the meaning set forth in Section 17.2 of this Agreement.

Pre-Opening Budget shall have the meaning set forth in Section 4.2 of this Agreement.

Pre-Opening Period shall have the meaning set forth in Section 4.1 of this Agreement.

Pre-Opening Plan shall have the meaning set forth in Section 4.2 of this Agreement.

Real Property shall have the meaning set forth in Recital A of this Agreement.

Refusal Offer shall have the meaning set forth in Section 15.3 of this Agreement.

Refusal Period shall have the meaning set forth in Section 15.3 of this Agreement.

Renewal Term shall have the meaning set forth in Section 2.2 of this Agreement.
Required Minimum Amount means the amount of working capital necessary for Manager to ensure that the Hotel has sufficient cash to pay its bills in a timely manner, which amount shall initially be set at $x,xxx,xxx.00 and may be modified from time to time to levels which Manager determines are reasonably necessary to satisfy the needs of the Hotel as its operation may from time to time require based upon the reasonable cash flow forecasts of Manager. Working Capital is defined as the excess of current assets less current liabilities.

Software means all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is commercially available, which are used by Manager in connection with the property management system, the reservation system and all future electronic systems used in the Hotel.

Taxes means any and all real estate taxes, personal property taxes, assessments and similar charges on or relating to the Hotel or any of its component parts.

Termination Date shall have the meaning set forth in Section 2.1 of this Agreement.

Termination Fee means the amount payable to Manager pursuant to Section 11.1(d) of this Agreement.

Termination Event shall have the meaning set forth in Section 13.2 of this Agreement.

Uniform System means the Uniform System of Accounts for Hotels, “Ninth Revised Edition,” 1996, as revised and adopted by the Hotel Association of New York City, Inc., in effect from time to time and as modified by applicable provisions of this Agreement.

ARTICLE 2
TERM

Section 2.1 Term. The term of this Agreement shall commence on the Contract Commencement Date, and shall continue until the fifth anniversary thereof (the “Original Term”) unless sooner terminated by Manager or Owner pursuant to the provisions of this Agreement. The date this Agreement actually terminates shall hereinafter be called the “Termination Date”.

Section 2.2 Renewal Terms. This Agreement shall be automatically renewed for one five-year term( “Renewal Term”) unless either party to this Agreement provides written notice to the other party on or before ninety (90) days prior to the expiration of the then current Original Term or Renewal Term as the case may be, that it elects not to renew this Agreement. The rights and obligations of Owner and Manager during any Renewal Term shall be governed by the terms and conditions of this Agreement as if such Renewal Term was the Original Term.

ARTICLE 3
ENGAGEMENT OF MANAGER AND
COMMENCEMENT OF MANAGEMENT OF THE HOTEL

Section 3.1 Engagement of Manager to Manage Hotel. Owner hereby grants to Manager the sole and exclusive right, and hereby appoints Manager as Owner’s sole and exclusive agent, subject to the terms of this Agreement, to operate, direct, manage and supervise the Hotel without interference from Owner, and Manager hereby undertakes and agrees to perform, as the agent of and for the account of Owner, all of the services required hereunder and to comply with all of the provisions of this Agreement.

Section 3.2 Contract Commencement Date; Opening Date. Subject to the provisions contained in Article IV below, Manager shall assume operation, direction, management and supervision of the Hotel at 12:01 A.M. on the Contract Commencement Date. If the Opening Date fails to occur on or before ___________, 200___, Manager shall have the right to terminate this Agreement as of such date upon ninety (90) days prior written notice to Owner.

Section 3.3 Manager as Agent. Manager, and all employees of Manager working at the Hotel, shall act solely on behalf of and as agent for Owner and not on its own behalf. Nothing contained in this Agreement shall be construed as creating, between the parties hereto or with any third party, a partnership, joint venture or any relationship other than agency. Any and all debts, obligations and other liabilities incurred by Manager in connection with the Hotel shall be incurred on behalf of Owner, and Manager shall not be liable for payment therefor.

ARTICLE 4
PRE-OPENING PERIOD

Section 4.1  Pre-Opening Period  From and after the Contract Commencement Date until the Opening Date (the “Pre-Opening Period”), Manager shall perform the pre-opening services described in this Article IV.

Section 4.2  Pre-Opening Business Plan.

(a)  On or before the date that is ninety (90) days after the Contract Commencement Date, Manager shall prepare and deliver to Owner a detailed plan (the “Pre-Opening Plan”) with respect to the various services that Manager shall perform during the Pre-Opening Period, which Pre-Opening Plan shall include, without limitation, the following:

(i)  a description of the sales, marketing and promotional programs to be conducted by Manager for the Hotel during the Pre-Opening Period;

(ii)     a description of the leasing and purchasing services to be performed by Manager during the Pre-Opening Period;

(iii)    a description of the systems installation services, such as systems for accounting, reservations and other computer hardware and software applications, to be performed by Manager during the Pre-Opening Period;

(iv)    a schedule of the personnel of Manager to be assigned to the Hotel on a full-time basis during the Pre-Opening Period;

(v)     an estimated time schedule for the performance by Manager of such pre-opening programs and services;

(vi)    a budget (the “Pre-Opening Budget”) setting forth the proposed expenditures by Manager on behalf of Owner during the Pre-Opening Period including, without limitation, fees and reimbursements to Manager, compensation of the employees of the Hotel during the Pre-Opening Period, the cost of planning and implementing the marketing program, the cost of opening festivities, the cost of purchasing Operating Equipment and Operating Supplies for the Hotel, and any and all other anticipated pre-opening costs and expenses;

(vii)    a schedule of insurance required pursuant to Article XII hereof;

(viii)   a schedule of licenses and permits required for operating the Hotel; and

(ix)      any other service to be performed during the Pre-Opening Period that Owner may reasonably request.

(b)  Owner shall advance to Manager an amount designated by Manager to provide a fund for the pre-opening fees, costs and expenses set forth in the Pre-Opening Budget for the Pre-Opening Period including, without limitation, reimbursements set forth in Section 4.4 below. The fund shall be established in an amount that is adequate, in Manager’s reasonable determination, to cover such costs and expenses for the subsequent forty-five (45) day period, net of any funds remaining in such account from the preceding month. Such advances shall be replenished monthly commencing on the first day of the month immediately following the Contract Commencement Date and ending on the first day of the month immediately preceding the Opening Date. On or before the date that is twenty (20) days after the final day of any calendar month during the Pre-Opening Period, Manager shall prepare and deliver to Owner a written statement itemizing actual fees, costs and expenses incurred by Manager on Owner’s behalf pursuant to the Pre-Opening Plan for the previous month. Manager shall not be required nor authorized to advance funds on behalf of Owner during the Pre-Opening Period except as set forth in the Pre-Opening Plan. All fees, costs and expenses incurred by Manager during the Pre-Opening Period in accordance with the Pre-Opening Plan shall be borne by Owner.

Section 4.3 Pre-Opening Services. During the Pre-Opening Period, Manager shall perform all of the following services on behalf of Owner:

(a)  Manager shall perform all of the services set forth in the Pre-Opening Plan, as approved by Owner.

(b)  Manager shall prepare and submit to Owner the initial Annual Business Plan (as described in Article X below) for the first Fiscal Year after the Opening Date.

(c)  Manager, in accordance with Section 5.3, shall (i) select a general manager for the Hotel and such other personnel as Manager in its sole discretion deems necessary or appropriate for proper implementation of the Pre-Opening Plan and for the proper staffing of the Hotel on and after the Opening Date, and (ii) train all such personnel as Manager in its sole discretion deems necessary or appropriate.

(d)  Manager shall (i) plan and implement a marketing program consisting of advertising, public relations, and related activities for the purpose of promoting vigorously the name and business of the Hotel, and (ii) arrange programs to secure bookings and business, for periods from and after the Opening Date. The specific activities for such program shall be selected as Manager in its sole discretion deems necessary or appropriate.

(e)  Manager shall procure and maintain the insurance required under Article XII hereof.

(f)  Manager shall coordinate the procurement of all Operating Equipment and Operating Supplies necessary to open the Hotel.

Section 4.4 Expenses. Manager shall be entitled to, and Owner shall pay to Manager, the following reimbursements in connection with services rendered by Manager on behalf of Owner during the Pre-Opening Period for any and all documented costs and expenses incurred by Manager in connection with performing its obligations during the Pre-Opening Period and in accordance with the Pre-Opening Plan as approved by Owner including, with limitation:

(a)  all travel and out-of-pocket expenses incurred by Manager for those personnel of Manager performing services under this Agreement;

(b)  all salaries, wages, travel, and out-of-pocket expenses for those personnel of Manager assigned to the Hotel on a full-time basis;

(c)  all compensation and expenses paid by Manager to any independent consultants who provide services to the Hotel during the Pre-Opening Period;

(d)  the cost of any FF&E, Operating Equipment and Operating Supplies for the Hotel purchased and paid for by Manager; and

(e)  any other pre-opening costs and expenses incurred by Manager on behalf of Owner, on the condition that nothing contained herein shall require or authorize Manager to advance any of its own funds on behalf of Owner during the Pre-Opening Period.

ARTICLE 5
OPERATION OF THE HOTEL
AFTER THE OPENING DATE

Section 5.1  Duties of Manager. On and after the Opening Date, the Manager shall (i) direct, supervise, manage and operate the Hotel in all aspects in an efficient and economical manner consistent with hotels of a comparable size, class and level of service having similar facilities and (ii) determine and administer the programs and policies to be followed in connection therewith, all in accordance with the provisions of this Agreement, on the condition that Manager shall not be obligated to advance any of its own funds in connection with such duties. Without limiting the generality of the foregoing, Manager shall perform each of the following functions:

(a)  Recruit, employ, relocate, pay, supervise and discharge all employees and personnel necessary for the operation of the Hotel (included in the foregoing shall be the determination of all personnel policies).

(b)  Establish all prices, rates and charges for guest rooms, meeting rooms, commercial space (including all stores, office space and lobby space), food, beverage, and other salable or rentable items comprising the Hotel and its business.

(c)  Negotiate and enter into, on behalf of Owner, service contracts required in the ordinary course of business in operating the Hotel including, without limitation, contracts for electricity, gas, telephone, cable, cleaning, vermin extermination, elevator and boiler maintenance, and other services which Manager deems advisable, on the condition that Manager shall not enter into any service contract contemplated by this subsection that is not cancelable by Owner on a maximum of ninety (90) days prior notice without the prior written consent of Owner, which consent shall not be unreasonably withheld.

(d)  Negotiate and enter into, on behalf of Owner, concession agreements, leases, licenses and similar contracts for use by concessionaires, tenants, licensees and other intended users of the facilities at the Hotel, on the condition that Manager shall not enter into any agreement, lease, license or contract contemplated by this subsection that is not cancelable by Owner on a maximum of ninety (90) days prior written notice without the prior written consent of Owner, which consent shall not be unreasonably withheld.

(e)  To the extent within the control of Manager, obtain and keep in full force and effect, either in its own name on behalf of Owner or in Owner’s name, as may be required by applicable laws, any and all new, renewal and additional licenses and permits necessary to enable Manager to operate the Hotel in accordance with applicable laws including, without limitation, those licenses and permits necessary for the sale of alcoholic beverages to be consumed on premises or sold in unopened containers at (i) the Hotel, (ii) any restaurant and lounge located within the Hotel, and (iii) any other usual and customary locations where alcoholic beverages are sold within the Hotel.

(f)  Accord rooms to persons to whom such privileges are customarily accorded in the industry, including, without limitation, (i) employees of Manager’s parent company, pursuant to its personnel policies and subject to space availability, and (ii) such employees of Owner as Owner may from time to time designate.

(g)  Establish and revise, as necessary, administrative policies and procedures including, without limitation, policies and procedures for the control of revenue and expenditures, for the purchase of Operating Equipment, Operating Supplies and services, for the control of credit, and for the scheduling of maintenance.

(h)  Procure, or arrange for the procurement of, as agent for Owner, all replacement Operating Equipment and Operating Supplies necessary to maintain and operate the Hotel properly in the ordinary course of business.

(i)  Make or install, or cause to be made or installed, in the name of Owner, all normal capital repairs, decorations, renewals, revisions, alterations, rebuilds, replacements, additions, and improvements in and to the Hotel building and FF&E, in the ordinary course of business, that Manager deems necessary or appropriate for the proper operation and maintenance of the Hotel, on the condition that such items are contemplated by the Annual Business Plan for such Fiscal Year in which such action is taken.

(j)  Arrange and contract for all advertising and promotion of the Hotel which Manager in its reasonable discretion deems necessary or appropriate for the operation of the Hotel.

(k)      Open and maintain the Agency Account as required by this Agreement.

(l)  Prepare and deliver to Owner the Annual Business Plans and Financial Statements, and such other information as required by this Agreement.

(m)    Plan, execute and supervise repairs and maintenance at the Hotel.

(n)  Provide the Group Services.

(o)  Procure and maintain insurance in accordance with Article XII.

(p)  Keep Owner advised as to all major policy matters affecting the Hotel.

(q)  To the extent within the control of Manager, operate the Hotel in compliance with the Franchise Agreement and the Mortgage. Manager shall notify Owner of any notice of violations of Franchise Agreement or Mortgage received by Manager.

(r)  Conduct such other operations from time to time as may be required under this Agreement.

Section 5.2  Authority of Manager. Except as otherwise specifically set forth in this Agreement, the management and operation of the Hotel shall be under the exclusive supervision and control of Manager which shall be responsible for the proper and efficient operation of the Hotel.

Section 5.3  Employees.

(a)  Except as otherwise set forth in this Agreement, Manager shall have complete discretion and control over all personnel matters at the Hotel including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment. Owner shall not directly exercise any authority over or interfere with any personnel employed at the Hotel.

(b)  Owner shall reimburse Manager for the monthly salary, payroll taxes and fringe benefits under the Manager’s Benefit Plans of all personnel employed by Manager at the Hotel. Owner acknowledges that it has reviewed and approved Manager’s Benefit Plans.

(c)  Since the general manager of the Hotel may need to reside temporarily at the Hotel and be available full-time to perform properly the duties of his employment, he may receive at Manager’s discretion, and in accordance with Manager’s personnel policies, free of charge and in addition to his salary, free room and board and reimbursement for any expenses which he may reasonably incur in the performance of his duties.

(d)  Owner agrees that it shall not directly or indirectly hire, employ, retain, contract or in any manner become associated with, any present or previous employee of Manager who served as general manager, assistant general manager, controller or director of sales and marketing at the Hotel or Manager’s corporate level employees at any time for a period of three years following termination of this Agreement.

Section 5.4  Litigation. Without Owner’s prior written consent, Manager may initiate, settle or otherwise dispose of litigation relating to the Hotel where the claim asserted is less than or equal to $5,000. Manager shall not initiate, settle or otherwise dispose of litigation relating to the Hotel in excess of $5,000 per claim without Owner’s prior written consent. Notwithstanding the foregoing, nothing shall limit Manager’s ability to defend, settle or otherwise dispose of litigation against Manager in its individual capacity and not as an agent of Owner.

Section 5.5  Owner’s Right of Inspection and Review. Manager shall permit Owner and its duly authorized agents and representatives, upon prior notice, the right to enter upon any part of the Hotel at all reasonable times for the purpose of auditing, examining, or inspecting the Hotel, its records, operations, or any other purpose which Owner, in its reasonable discretion, shall deem advisable. If any such audit, examination, or inspection shall disclose any error, underpayment, misappropriation, or other defalcation on the part of the Manager, its employees, or affiliates, Manager shall be obligated to reimburse Owner three(3) times the amount of such error, underpayment, misappropriation, or defalcation.

ARTICLE 6
OPERATING EXPENSES PAID BY OWNER

Section 6.1  Expenses Incurred by Manager on Behalf of Owner. All expenses incurred by Manager on behalf of Owner under this Agreement including, all payroll, Benefit Plans, and payroll related expenses of the Hotel’s employees shall be for and on behalf of Owner and for its account, and all debts and liabilities arising in the course of business of the Hotel including any and all costs related to claims by employees of the Hotel concerning their employment, shall be the obligation of Owner, and Manager shall not be liable for any of such expenses, debts, liabilities and obligations by reason of its direction, management, supervision and operation of the Hotel on behalf of Owner. Neither Manager nor any of its Affiliates shall be obligated to advance any of its own funds to or for the account of Owner or the Hotel, or to incur any liability on behalf of Owner or the Hotel unless Owner shall have furnished Manager with funds necessary for the discharge thereof prior to incurring such liability.

Section 6.2  Professional Services. With Owner’s prior written approval, Manager may hire independent contractors to provide such legal, accounting and other professional services as Manager deems necessary or appropriate in the ordinary course of business.

Section 6.3  Contracts with Affiliates. With Manager’s prior written disclosure and Owner’s prior written approval, Manager may, on behalf of Owner, contract with Affiliates of Manager for any services which are customarily provided to the Hotel or comparable properties by third party vendors, on the condition that the fees charged or the terms of any such contract with Manager’s Affiliate shall be no less favorable to Owner or the Hotel than fees or terms which could be obtained from an unaffiliated third party. All fees payable to Manager’s Affiliates pursuant to any such contract shall be in addition to the Management Fees.

Section 6.4  Reimbursable Expenses. Manager may reimburse itself for the payroll expense of any employee of Manager or an Affiliate of Manager who is performing a necessary job function, including general manager, assistant manager, director of sales, sales manager, and controller, on behalf of the Hotel or Owner that is otherwise vacant. Manager may also reimburse itself for reasonable out of pocket costs and expenses incurred by Manager, Manager’s Affiliates or personnel of Manager’s Affiliates, as the case may be, in the course of Manager fulfilling the duties described in this Agreement including, without limitation, charges for telephone, reproduction, postage and delivery, Group Services, attendance at training programs and travel expenses. Such costs and expenses shall be a part of, and adhere to, the budget guidelines as approved by Owner in the Operating Budget.

ARTICLE 7
COMPLIANCE WITH LAWS

Section 7.1  Compliance by Manager. Manager shall use reasonable efforts to comply with and abide by all applicable Laws relating to the operation of the Hotel, on the condition that Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate legal proceedings, the validity or applicability of any Laws.

Section 7.2  Compliance by Owner. Owner shall comply with and abide by all applicable Laws relating to the ownership and operation of the Hotel, on the condition that Owner shall have the right to contest or oppose, by appropriate legal proceedings, the validity or applicability of any Laws and postpone compliance therewith pending the determination of such contest, if so permitted by law and not detrimental to the operation of the Hotel. If Owner contests or is in non-compliance with any Law, Owner shall indemnify and hold harmless Manager from and against any loss, cost, damage and expense, as a result of such contest or non-compliance.

ARTICLE 8
AGENCY ACCOUNT, OPERATING FUNDS
AND CAPITAL RESERVE FUND

Section 8.1  Agency Account. All monies received by Manager in the operation of the Hotel, including the Operating Funds furnished by Owner, shall be deposited in accounts (collectively, the “Agency Account”) in Manager’s name, as agent of Owner, in the bank or similar institution recommended by Manager. Such monies shall not be commingled with any other funds of Manager. Withdrawals from the Agency Account shall be made only by authorized representatives of Manager, on the condition that such representatives of Manager are bonded or otherwise insured. All payments made by Manager under this Agreement shall be made from the Agency Account.

Section 8.2  Operating Funds. Until the first Annual Business Plan is approved, Owner shall maintain cash in the Agency Account in an amount reasonably estimated by Manager to be sufficient to properly operate the Hotel. Thereafter, Owner shall maintain cash in the Agency Account pursuant to each Annual Business Plan sufficient in amount to properly operate the Hotel (“Operating Funds”). If, at any time during the Original Term or any Renewal Term, the Operating Funds shall fall below the Required Minimum Amount, Owner shall deposit into the Agency Account, on or before three (3) days after receipt of written notice from Manager of such shortfall, additional funds in an amount necessary to bring the Operating Funds up to the Required Minimum Amount. Subject to the requirements of the Operating Budget for such Fiscal Year, any Operating Funds in the Agency Account in excess of the Required Minimum Amount shall be distributed to Owner on a quarterly basis.

Section 8.3  Payment of Operating Expenses. Except as provided in Section 8.4, Manager shall pay all ordinary operating expenses of the Hotel out of Operating Funds including, without limitation, (i) any and all compensation and other benefits paid to employees of Manager at the Hotel, and (ii) any and all fees or compensation of any kind due Manager pursuant to this Agreement, all in accordance with the provisions of this Agreement. Manager shall not be required to make any advance or payment to or for the account of Owner except out of the Operating Funds, and Manager shall not be obligated to incur any liability or obligation on behalf of Owner.

Section 8.4  Capital Reserve Fund. Manager shall establish in the Agency Account a reserve fund (the “Capital Reserve Fund”) to cover the cost of (i) any replacements, substitutions, additions and renewals related to the FF&E at the Hotel, and (ii) major repairs and maintenance to the Hotel. For each Fiscal Year, (i) cash from Operating Funds, to the extent that the Operating Funds do not fall below the Required Minimum Balance or (ii) funds furnished by Owner, shall be deposited into the Capital Reserve Fund in the minimum amount of four percent (4%) of anticipated Gross Revenues for such Fiscal Year as set forth in the Operating Budget for such Fiscal Year, or such amount as may be required by the lender of the first mortgage of the Hotel. The Capital Reserve Fund, including all interest earned thereon, shall at all times be under the exclusive control of Manager. Any expenditure for the purposes enumerated in this Section 8.4 in accordance with the approved Operating Budget may be made by Manager up to the then-remaining balance in the Capital Reserve Fund. Any expenditure in addition to those reflected in the approved Operating Budget shall be subject to Owner’s prior written consent, any and all proceeds from the sale of FF&E shall be credited to the Capital Reserve Fund. Any and all amounts remaining in the Capital Reserve Fund at the end of each Fiscal Year shall be carried forward and retained until fully used as provided herein.

ARTICLE 9
BOOKS, RECORDS AND FINANCIAL STATEMENTS

Section 9.1  Accounting System.

(a)  Manager shall keep full and adequate books of account and other records (collectively, the “Books and Records”) as are necessary to reflect all pre-opening expenses, fees, costs and the results of the operation of the Hotel on an accrual basis, all substantially in accordance with the Uniform System. In maintaining the Books and Records for the Hotel, Manager shall use the standard practices it follows with respect to similar facilities managed by Manager. Manager may perform accounting services at the Hotel, Manager’s parent company corporate office, or such other location where Manager performs centralized accounting services. Manager reserves the right to enter into a contract with a qualified independent third party for payroll and other accounting services if Manager reasonably determines that it would be more cost efficient to do so. Except for such Books and Records as Manager may elect to keep at its parent company corporate office or other suitable location, Manager shall keep the Books and Records at the Hotel and make them available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription.

(b)  Manager’s obligation under this Article IX is contingent upon Owner providing acceptable accounting hardware and software to Manager. If Manager reasonably determines that the current accounting equipment at the Hotel is inadequate to perform the required accounting functions, Manager shall so notify Owner and recommend such necessary hardware and software for purchase or lease by Owner. Owner, or Manager on Owner’s behalf, shall purchase or lease such necessary hardware and software within thirty (30) days after Manager delivers such notice.

(c)  All Books and Records including, without limitation, books of accounts, guest records and front office records, but excluding personnel files and payroll records, shall at all times be the property of Owner. Upon termination of this Agreement, all Books and Records, except for personnel files and payroll records, shall be turned over to Owner to ensure the orderly continuation of the operation of the Hotel, on the condition that the Books and Records shall thereafter be available to Manager and its representatives at all reasonable times by appointment for inspection, audit, examination and transcription.

Section 9.2  Financial Statements. Manager shall deliver to Owner, within fifteen (15) days after the end of each Accounting Period and within sixty (60) days after the end of each Fiscal Year a financial statement (the “Financial Statement”), which Financial Statement shall include the following information:

(a)  Balance sheet and profit and loss statement by department showing results of Hotel’s operation for the preceding calendar month and Fiscal Year and comparing the current calendar month and Fiscal Year-to-date performance with the Operating Budget and previous year performance (if available);

(b)  Gross Revenues, Income Before Fixed Charges, Net Operating Income, and any applications and/or distributions thereof;

(c)  calculations and payments of any Management Fees;

(d)  fixed asset additions; and

(e)  a forecasted cash flow statement.

The Financial Statements shall be determined from the Books and Records. Any disputes as to the contents of any Financial Statement or any accounting matter hereunder shall be determined by an independent certified public accountant to be agreed upon by both parties, whose decision shall be final and conclusive as to both Manager and Owner.

Section 9.3  Initial Accounting Records. Owner shall provide Manager with opening balance sheet entries for Manager’s use within ten (10) days after the Contract Commencement Date. Manager shall not be responsible for any reconstruction of accounting records prior to the Contract Commencement Date. Owner acknowledges that Manager has no knowledge of and cannot certify the accuracy of any historical financial information provided to Manager by Owner.

ARTICLE 10
ANNUAL BUSINESS PLAN

Section 10.1  Preparation of Annual Business Plan.

(a)  Manager shall, on or before sixty (60) days prior to the Opening Date, prepare and submit to Owner for its approval, which approval shall not be unreasonably withheld, the initial Annual Business Plan for the first Fiscal Year of operation of the Hotel under this Agreement. Thereafter, at least thirty (30) days prior to the end of each Fiscal Year, Manager shall submit to Owner for its approval, which approval shall not be unreasonably withheld, an Annual Business Plan for the succeeding Fiscal Year.

(b)  Each Annual Business Plan shall include without limitation the following, all in reasonable detail and, where appropriate, with the basis for all assumptions expressly set forth: (i) an Operating Budget; (ii) a marketing plan; (iii) a cash flow forecast; and (iv) a budget for fixed asset additions.

(c)  Owner shall review the Annual Business Plan and either approve or notify Manager of any objections to the Annual Business Plan in writing on or before twenty (20) days after Owner’s receipt thereof. If Owner fails to deliver written notice of disapproval of any proposed Annual Business Plan within such twenty-day period, Owner shall be deemed to have approved the Annual Business Plan as submitted by Manager.

Section 10.2  Annual Business Plan Disputes. If Owner objects to all or any part of a proposed Annual Business Plan, Owner shall deliver written notice to Manager setting forth the specific objections of Owner to the Annual Business Plan, and Manager and Owner shall in good faith negotiate a mutually satisfactory Annual Business Plan. Except with respect to the initial Annual Business Plan, if Manager and Owner are unable to resolve disputes over an Annual Business Plan prior to commencement of the applicable Fiscal Year, then, until resolved, the amount of the disputed items shall be the actual amount expended for such items during the preceding Fiscal Year, adjusted for a full twelve months of operation as such amount may be adjusted to reflect changes in the CPI. If Manager and Owner are unable to agree on the initial Annual Business Plan, Manager shall manage, operate and maintain the Hotel in accordance with its sound business judgment until agreement is reached.

Section 10.3  Deviations from Annual Business Plan.

(a)  Upon approval by Owner of an Annual Business Plan, Manager shall manage, operate and maintain the Hotel for the subsequent Fiscal Year in accordance with the Annual Business Plan and attempt to adhere thereto, as nearly as practicable, on the condition that if Manager shall be unable, with the exercise of due diligence, to comply with the approved Annual Business Plan, such inability shall not constitute a default under this Agreement.

(b)  Manager shall be authorized to take appropriate remedial action without receiving Owner’s prior written consent (i) in an emergency threatening the Hotel, its guests, invitees or employees; or (ii) if the continuation of the given condition will subject Manager and/or Owner to civil or criminal liability, and Owner has either failed to remedy the situation or has failed to take appropriate legal action to stay the effectiveness of any Laws. In such an event, Manager shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein. The cost of any such remedial action shall be excluded from any calculation of Incentive Fees.

(c)  Owner acknowledges that the Annual Business Plan is a reasonable estimate and that any projections set forth in the Annual Business Plan are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond Manager’s reasonable control and that such projections are not to be construed as a guaranty by Manager of the actual results of operations to be obtained. However, Manager will provide Owner with written explanations of all significant variances and programs put in place to correct or improve situations which materially deviate from the original Annual Business Plan for each Fiscal Year.

ARTICLE 11
MANAGEMENT FEES AND EXPENSES

Section 11.1  Management Fees. In consideration of the services Manager is to render under this Agreement during each Fiscal Year or portion thereof commencing on the Contract Commencement Date, Owner shall pay to Manager the following Management Fees:

(a)  After Owner’s receipt of each Financial Statement, Manager shall be authorized to withdraw from the Operating Funds a Base Management Fee equal to _________________, (____%) of Gross Revenues.

(b)  After Owner’s receipt of each Financial Statement, Manager shall be authorized to withdraw from Operating Funds an Incentive Fee equal to _________________, (____%) of the amount of Income Before Fixed Charges in excess of $x,xxx,xxx.00.

(c)  After Owner’s receipt of each Financial Statement, Manager shall be authorized to withdraw from the Operating Funds a Monthly Centralized Accounting Fee equal to $______________ adjusted annually for increases in the CPI.

(d)  On the Termination Date, Manager shall be authorized to withdraw from the Operating Funds a Termination Fee equal to ____________ times (i) the monthly average of the Management Fees for twelve full months immediately preceding the Termination Date or (ii) if this Agreement is terminated at any time during the first twelve months following the Contract Commencement Date, the sum of the monthly average of the amount of the Management Fees earned by Manager for the number of complete calendar months during the period beginning on the Contract Commencement Date and ending on the Termination Date for the purpose of winding up Manager’s operations and accounting activities at the Hotel.

Section 11.2  Extensive Remodeling. Owner and Manager agree that any extensive renovation or remodeling programs to be supervised by Manager require services beyond the scope of this Agreement, and, if such services are requested by Owner, that additional fees for such services shall be negotiated in good faith between Owner and Manager.

Section 11.3  Reimbursement of Expenses. Owner shall be responsible for the payment of all costs and expenses incurred by the Hotel through the actions of Manager pursuant to this Agreement. Owner shall reimburse Manager within thirty (30) days after Owner receives written notice from Manager for any debts and expenses relating to the Hotel that Manager has paid. If Owner fails to reimburse Manager for any such amount under this Section 11.3 within such 30-day period, such amount shall thereafter accrue interest at one-half percent (0.5%) per month from the end of such 30-day period until paid. Nothing contained in this Agreement shall be deemed to require Manager to advance any funds on behalf of the Hotel or Owner.

ARTICLE 12
INSURANCE, DAMAGE AND CONDEMNATION

Section 12.1  Insurance After Contract Commencement Date. Manager shall procure and maintain from and after the Opening Date, at Owner’s cost and expense pursuant to Section 6.1, the insurance policies described in Section 12.2 in amounts sufficient to reasonably and adequately protect Owner and Manager against loss or damage arising in connection with the ownership, management and operation of the Hotel and to satisfy the requirements of the Franchise Agreement and Mortgage. Owner assumes all risks of, and Manager shall bear no responsibility for, coverage that is subsequently determined to be inadequate. All insurance policies (i) shall be in the name of Manager (and any Affiliates of Manager as Manager may specify) with Owner as additional named insured and loss payee, as their interests may appear; (ii) shall contain riders and endorsements adequately protecting the interests of Owner, including, without limitation, provisions for at least thirty (30) days’ notice to Owner prior to cancellation; (iii) shall be issued by financially sound and reputable insurers; (iv) shall provide that the insurer shall have no right of subrogation against Manager, Owner, Manager’s Affiliates, or their agents or employees; and (v) shall be provided at Owner’s expense. Any insurance required in Section 12.2 shall be provided under the blanket insurance policy of Manager, which policy covers other hotel properties managed by Manager. All premiums, costs and expenses shall be allocated among the properties participating under such program in accordance with generally accepted underwriting standards. Any deductible applicable to any of the insurance required pursuant to Section 12.2 shall be paid by Owner. Owner assumes no responsibility for, or interest in, additional premiums or proceeds (other than standard audit adjustments) generated by the blanket insurance policy of Manager. Coverage extended to any additional insured or additional named insured under these policies will expire on the Termination Date. Owner shall be provided certificates evidencing the insurance coverages required pursuant to Section 12.1/12.2 on or before thirty (30) days after the Opening Date, and upon any and all subsequent renewals thereof.

Section 12.2  Required Coverage. Manager shall procure and maintain at a minimum the following insurance policies listed below, with coverage limits and deductibles as provided in Exhibit B to this Agreement, to the extent applicable to the Hotel:

(a)  “All Risk” property insurance in an amount equal to at least ninety percent (90%) of the replacement cost of all buildings and personal property comprising the Hotel:

(b)  Business interruption insurance to cover amount payable pursuant to Section 12.3; 12.4 and 12.5;

(c)  Comprehensive general liability insurance coverage including contractual liability, liquor liability, and personal injury liability (with employee exclusion deleted);

(d)  Workers’ compensation and employer’s liability insurance, covering employees of Manager at the Hotel;

(e)  Broad form money and securities protection insurance, Hotel innkeepers liability and safe deposit box liability;

(f)  Automobile liability and physical damage insurance;

(g)  Boiler and machinery insurance;

(h)  Garage keeper’s legal liability insurance;

(i)  Employee dishonesty insurance;

(j)  Umbrella liability insurance;

(k)  Such other coverages and/or increased coverage amounts as may be required under the Franchise Agreements and any documents related thereto; and

(l)  Such other coverages appropriate to the Hotel, its location and use as Owner may from time to time require such as earthquake, mine subsidence, sinkhole, personal property supplemental liability, or coverages of other property-specific risks.

Section 12.3  Other Insurance. Other insurance, such as flood and earthquake insurance, shall be maintained as required by Laws or if deemed advisable by Manager or Owner to fully protect Owner, Manager and the holder of any mortgage on the Hotel against loss or damage arising in connection with the ownership, management and operation of the Hotel.

Section 12.4  Damage and Repair.

(a)  If, during the term of this Agreement, the Hotel is damaged or destroyed by fire, casualty or other cause, Owner shall, at its costs and expense and with all reasonable diligence repair or replace the damaged or destroyed portion of the Hotel to at least the same condition as existed previously. Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable Laws or as Manager reasonably deems necessary for the safe and orderly operation of the Hotel. If Manager elects to discontinue operating the Hotel during any period of repair and rebuilding or if the Hotel is otherwise not fully operable and Manager continues operating the Hotel in a limited capacity, Owner shall pay Manager (from the proceeds of business interruption insurance or from Operating Funds), each month until the Hotel is fully operational, an amount equal to one-twelfth (1/12) of the total Management Fees paid to Manager for the 12 months immediately preceding the damage or destruction or, if Manager has managed the Hotel for less than 12 months preceding the damage or destruction, an amount equal to the monthly average of the Management Fees projected to be paid to Manager for the first Fiscal Year, as set forth in the initial Annual Business Plan. To the extent available proceeds from the insurance described in this Agreement shall be applied to such repairs or replacements.

(b)  If damage or destruction to the Hotel from any cause will, in Manager's reasonable opinion, materially and adversely affect the operation of the Hotel, and Owner fails to promptly commence and complete any required repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, Manager may, at its option, terminate this Agreement upon thirty (30) days prior written notice to Owner.

Section 12.5  Condemnation.

(a)  If all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or if a portion of the Hotel shall be so taken so that it is unreasonable to continue to operate the Hotel in accordance with the standards required by this Agreement, this Agreement shall terminate, and Owner shall pay to Manager as liquidated damages, a sum equal to the monthly average of the last three month’s Base Management Fee multiplied by the less of (i) the number of months and partial months remaining in the Original Term or any Renewal Term, as appropriate or (ii) thirty-six (36) months.

(b)  If all or substantially all of the Hotel shall be taken by the events described in subsection 12.5(a), but the effect is of a temporary nature, then Owner shall pay Manager (from the proceeds of business interruption insurance or from Operating Funds), each month until the Hotel is fully operational, an amount equal to one-twelfth (1/12) of the total Management Fees paid to Manager for the twelve (12) months immediately preceding the taking or, if Manager has managed the Hotel for less than twelve (12) months preceding the taking, an amount equal to the monthly average of the Management Fees projected to be paid to Manager for the first Fiscal Year, as set forth in the initial Annual Business Plan. To the extent available, any award for the taking or condemnation as shall be necessary to render the Hotel equivalent to its condition prior to such event shall be used for such purposes. If Owner terminates the Franchise Agreement and this Agreement as a result of condemnation or taking, Owner shall pay to Manager as liquidated damages, a sum equal to the monthly average of the last three month’s Base Management Fee multiplied by the lesser of (i) the number of months and partial months remaining in the Original Term or any Renewal Term, as appropriate or (ii) thirty-six (36) months.

(c)  If any partial or complete taking or condemnation will, in the Manager’s reasonable opinion, materially and adversely affect the safe and orderly operation of the Hotel, Manager may, at its option, terminate this Agreement upon thirty (30) days prior written notice to Owner.

Section 12.6  Force Majeure. If act of God, acts of war, acts of terrorism, civil disturbance, labor strikes, governmental action, including, without limitation, the revocation or denial of any license or permit necessary for the operations contemplated in this Agreement where such revocation or denial is not due to Manager’s fault, increases in minimum wage or benefit requirements, or any other causes beyond the control of Manager, will, in Manager’s reasonable opinion, materially and adversely affect safe and orderly operation of the Hotel, then Manager may, at its option, terminate this Agreement upon thirty (30) days prior written notice to Owner.

ARTICLE 13
TERMINATION

Section 13.1  Right of Termination. This Agreement may be terminated at any time by mutual written agreement of Manager and Owner. Owner may terminate this Agreement immediately due to the gross negligence, willful misconduct or fraud by Manager. If a Termination Event occurs, the non-defaulting party may terminate this Agreement upon thirty (30) days prior written notice to the defaulting party. In addition, Manager and/or Owner may terminate this Agreement as expressly set forth in Sections 3.2, 12.4, 12.5, 12.6 and 13.2 of this Agreement.

Section 13.2  Termination Events. As used herein, the term “Termination Event” shall mean the occurrence of any of the following events:

(a)  The failure by either party to keep, observe, or perform any material representation, warranty, covenant, agreement, term, condition or provision to be kept, observed, or performed by such party including, without limitation, the failure to pay to the other party any sums as and when they become due hereunder, and such default shall continue uncured either (i) for a period of thirty (30) days after the defaulting party’s receipt of written notice thereof from the non-defaulting party, or (ii) for a period no longer than sixty (60) days if the defaulting party is diligently attempting to cure such default but such default cannot be cured for reasons beyond the power of the defaulting party.

(b)  The failure by Owner to maintain the Required Minimum Amount in the Agency Account, and such default shall continue uncured for a period of thirty (30) days after receipt of notice of such failure from Manager.

(c)  The making by either party of a general assignment for the benefit of creditors; or the petition of application by either party to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or substantially all of its business, estate or assets; or the commencement by either party of any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect.

(d)  The entering of an order appointing a trustee, custodian, receiver or liquidator of all or substantially all of the assets of either party, and such order shall remain in effect for more than ninety (90) days.

(e)  The failure by either party to generally pay its debts as they become due or the suffering by either party of any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its property which is not released, stayed, bonded or vacated within ninety (90) days after its issue or levy.

Section 13.3  Remedies Cumulative. Upon the breach of any term or condition of this Agreement by either Manager or Owner, as the case may be, the non-defaulting party shall have the right to seek any remedies available at law or in equity against the defaulting party. The rights granted under this Article XIII shall not be in substitution for, but shall be cumulative and in addition to, any and all rights and remedies available to either Manager or Owner, as the case may be (including, without limitation, injunctive relief and damages), by reason of law or equity.

Section 13.4  Payment of Outstanding Fees and Expenses. The termination of this Agreement for any reason shall not relieve any party of any payment obligations to the other party, and, to the extent possible, all accrued fees and expenses shall be paid in full on or before the Termination Date including, without limitation, the Termination Fee.

Section 13.5  Liquidated Damages. If this Agreement is terminated after the first anniversary after the Opening Date due to a Termination Event attributable to Owner, Owner shall pay to Manager on or before five business days after the Termination Date as liquidated damages a sum equal to the greater of (i) the monthly average of the last twelve month’s Base Management Fee or (ii) the Termination Fee. If this Agreement is terminated prior to the Opening Date due to a Termination Event attributable to Owner, the liquidated damages paid by Owner to Manager pursuant to this Section 13.5 shall be an amount equal to the Termination Fee. If this Agreement is terminated at any time during the first twelve months following the Contract Commencement Date due to a Termination Event attributable to Owner, the liquidated damages paid by Owner to Manager pursuant to this Section 13.5 shall be a sum equal to the monthly average of (i) the amount of the Base Management Fee earned by Manager for the number of complete calendar months during the period beginning on the Opening Date and ending on the Termination Date.

Section 13.6  Post-termination. For a period of thirty (30) days after the Termination Date, Manager shall reasonably cooperate with Owner in the transition and orderly transfer of management of the Hotel to Owner or Owner’s designated agent. Manager shall prepare a final accounting of Hotel operations and disburse to Owner, funds held by Manager on behalf of Owner, less a reserve determined by Manager in its reasonable discretion for accrued and estimated contingent liabilities and estimated outstanding insurance claims or obligations. Manager shall assign operating licenses used in the operation of the Hotel, issued in the name of Manager, to Owner. In the event licenses are not assignable, Manager shall reasonably cooperate with Owner to cause such licenses to be reissued in the name of owner or new manager. Manager shall peacefully vacate and surrender Hotel to Owner.

Section 13.8  WARN Act. Owner shall cause the entity which shall succeed Manager as the operator of the Hotel to hire a sufficient number of the employees at the Hotel to avoid the occurrence, in connection with such Termination, of a “plant closing” as such term is used under the WARN Act; alternatively, this Agreement shall not terminate and shall continue in effect until al legal requirements, including WARN Act notices pertaining to the termination of the employment of the Hotel employees have been satisfied. To facilitate the hiring of existing Hotel employees, Manager shall provide Owner’s new operator with a reasonable opportunity to interview such employees prior to the date of Termination and shall reasonably cooperate with Owner’s new operator. Manager shall retain all employee personnel records.

Section 13.9  Intellectual Property. All Software used at the Hotel shall in all events remain the exclusive property of the Owner. Manager shall not have the right to remove from the Hotel without compensation to Owner, any Software (including upgrades and replacements). Upon Termination, Manager shall be entitled to remove from the Hotel any computer equipment which is (i) owned by a party other than Owner (without reimbursement to Owner); or (ii) owned by Owner, but utilized as part of a centralized reservation or property management system (with reimbursement to Owner of all previous expenditures made by Owner with respect to such equipment, subject to a reasonable allowance for depreciation). In the event of such Software removal, Owner may request and Manager shall provide, to the extent reasonably practical, non-proprietary data regarding the Hotel and Hotel specific operational matters, such as Hotel service contracts, Hotel maintenance and financial records and advance Hotel room reservations, but specifically excluding all marketing information.
ARTICLE 14
REPRESENTATIONS AND COVENANTS

Section 14.1  Mutual Representations and Warranties. Owner and Manager each represent and warrant as to itself, as applicable, that (a) all Recitals and representations in this Agreement are true and correct; (b) each of Manager and Owner are duly formed or organized, validly existing and in good standing under applicable Laws; all requisite partnership or corporate action has been taken to permit each of Manager and Owner to enter into this Agreement and to carry out the terms hereof; (d) the officer or partner signing this Agreement is authorized to do so; and (e) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any Laws, (ii) result in or constitute a breach or default under any indenture, contract or other commitment or restriction to which Manager or Owner is a party or by which either is bound, (iii) require any consent, vote or approval which has not been obtained, or (iv) result in the creation or imposition of any lien or encumbrance upon the Hotel or breach any instrument affecting the Hotel.

Section 14.2  Owner’s Representations and Covenants. Owner represents warrants and covenants to Manager as follows:

(a)  Owner is the owner of the Hotel and has full power and authority to enter into this Agreement, and Owner’s execution shall not breach any instrument affecting the Hotel.

(b)  The Hotel is zoned for use as a hotel, motor hotel or resort, and all necessary governmental and other permits and approvals for such use and for the food and beverage (including the sale and service of alcoholic beverages) operations of the Hotel have been obtained and are in full force and effect.

(c)  Owner has, and throughout the term of this Agreement shall maintain, good and marketable title to the Hotel and the FF&E and Operating Equipment, free and clear of all liens and encumbrances except those that do not materially affect the operation of the Hotel by Manager.

(d)  During the term of this Agreement, Owner shall use its best efforts to pay, keep, observe and perform all payments, terms, covenants, conditions and obligations to be made, kept, observed or performed by Owner under any lease, license, franchise, concession, mortgage or other agreement or security instrument with respect to the Hotel, and shall keep such agreements and instruments in full force and effect.

(e)  Manager shall have the right to peacefully and quietly possess, manage and operate the Hotel during the term of this Agreement, and Owner, shall, at its sole expense, undertake to assure such peaceful and quiet possession by Manager.

ARTICLE 15
ASSIGNMENT

Section 15.1  Assignment by Owner. Except in connection with a sale of Hotel pursuant to Section 15.3, Owner shall not assign or transfer or permit the assignment or transfer of this Agreement or any of Owner’s rights and obligations hereunder without the prior written consent of Manager, on the conditions that (i) Owner may assign this Agreement without Manager’s consent to any Affiliate of Owner or to any successor or assign that may result from the merger, consolidation or reorganization of Owner or its Affiliate provided that any such assignee shall assume and agree in writing to be bound by all of the terms and subject to all of the conditions set forth in this Agreement, and (ii) Owner shall not be released from its obligations hereunder without Manager’s prior written consent which consent shall not be unreasonably withheld. Owner shall deliver to Manager a copy of any instrument of assignment.

Section 15.2  Assignment by Manager. Manager shall not assign or transfer or permit the assignment or transfer of this Agreement or any of Manager’s rights and obligations hereunder without the prior written consent of Owner, on the conditions that (i) Manager may assign this Agreement without Owner’s consent to any Affiliate of Manager or to an entity under the control of the then-current senior executives of Manager or to any successor or assign that may result from the merger, consolidation or reorganization of Manager or its Affiliate or the sale of all or substantially all of the equity and/or assets of Manager. Provided that any such assignee shall assume and agree to be bound by all of the terms and subject to all of the conditions set forth in this Agreement, and Manager shall not be released from its obligations hereunder without Owner’s prior written consent which consent shall not be unreasonably withheld. Manager shall deliver to Owner a copy of any instrument of assignment.

Section 15.3  Sale of Hotel/Right of First Refusal.(a) If at any time or times after the Contract Commencement Date, Owner shall solicit and/or receive from an unaffiliated third party a bona fide offer which Owner desires to accept, for the purchase, transfer, assignment, exchange, with or without consideration, of all or any portion of the Hotel, Owner shall prior to accepting such offer make a written offer (the “Refusal Offer”) to Manager to sell the Hotel to Manager (or, at Manager’s elections, to an Affiliate of Manager) upon the same terms and subject to the same conditions as offered to Owner by the proposed transferee. The Refusal Offer shall set forth the name of the proposed transferee and all terms and conditions of the proposed transfer. Manager shall have thirty (30) business days after its receipt of the Refusal Offer from Owner (the “Refusal Period”) within which to deliver to Owner an executed letter of intent (the “Letter of Intent”) to purchase the Hotel for the price and upon the same terms and subject to the same conditions as contained in the Refusal Offer.

(b)  If Manager (i) elects in writing not to exercise its right to purchase the Hotel within the Refusal Period, or (ii) fails to deliver the executed Letter of Intent within the Refusal Period (in which event Manager shall be deemed to have waived its right of first refusal), Owner shall be free to complete the proposed transfer to the proposed transferee named in the Refusal Offer for the price and upon the same terms and subject to the same conditions as set forth in the Refusal Offer. If the sale to such proposed transferee is not consummated within 180 days after the termination of the Refusal Period, or if the price and terms of the sale to such proposed transferee are less favorable to Owner than those offered to Manager, then the right of first refusal set forth in Section 15.3(a) shall be reinstated and shall continue in full force and effect. Upon the sale or lease of the Hotel by Owner to a third party in accordance with the terms hereof, (i) Manager’s rights under this Agreement, including, without limitation, its rights under this Section 15.3 as to any subsequent proposed sale, shall not lapse and shall be fully binding upon said transferee, its successors and assigns, (ii) the third party shall agree in writing to an assignment of, and to be bound by all of Owner’s obligations under, this Agreement, and (iii) Owner shall not be released from its obligations hereunder without Manager’s prior written consent which consent shall not be unreasonably withheld.

ARTICLE 16  MORTGAGE AND TAXES

      Section 16.1  Taxes. All Taxes accruing during the term of this Agreement shall be paid by Owner or by Manager, upon Owner’s request, from Operating Funds or funds provided by Owner before any fine, penalty or interest is added thereto or lien is placed upon the Hotel, unless payment thereof is, in good faith, being contested by Manager and/or Owner and enforcement thereof is stayed. Owner may pay such Taxes in installments to the minimum extent permitted by applicable Laws. If payment is to be made by Manager, Owner shall promptly, after receipt, forward all notices of, and invoices for, the Taxes to Manager. If payment is made by Owner, Owner shall deliver to Manager, prior to the respective due dates, proof of payment of the Taxes. If Owner fails to timely pay any Taxes, Manager may, but is not obligated to, pay such Taxes on Owner’s behalf from any available funds in the Agency Account, following which Owner shall immediately replenish the Agency Account in the amount of the Taxes paid by Manager. Manager’s responsibilities specifically exclude the preparation, filing or contesting of Taxes, unless requested by Owner in writing, on the condition that the cost of such preparation, filing or protest shall be paid by Owner. Owner shall indemnify Manager from and against any costs, expenses, liabilities and claims relating to the payment or nonpayment of Taxes.

Section 16.2  Mortgage. Owner or Manager at Owner’s request shall make any and all mortgage payments for any Mortgage on the Hotel as and when they become due, and shall comply with and perform any and all covenants contained in such Mortgage, in each instance before any event of default (as defined in any such Mortgage) or other event occurs under any Mortgage, which would trigger mortgagee’s right to institute foreclosure proceedings against the Hotel. Owner shall indemnify Manager from and against any costs, expenses, liabilities and claims relating to the payment or nonpayment of amounts due under any Mortgage on the Hotel, and the performance or non-performance of any covenant contained in any such Mortgage.

ARTICLE 17
INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 17.1  Indemnification by Owner. Except for liabilities incurred by Manager due to Manager’s gross negligence, willful misconduct or fraud, Owner hereby indemnifies, defends and holds harmless Manager and its Affiliates and each of their respective officers, directors, shareholders, employees, representatives and agents (collectively, the “Manager Indemnitees”), from and against any and all losses, costs, damages, liabilities, claims, demands, actions and causes of action and expenses whatsoever (including, without limitation, reasonable attorneys’ fees and court expenses), incurred by the Manager Indemnitees arising out of, as a result of, or in connection with the ownership and operation of the Hotel including, without limitation, (i) the performance by Manager or its Affiliates of its services hereunder, including, without limitation, any and all obligations incurred relating to any agreements with third parties entered into by Manager or Owner in connection with the management or operation of the Hotel; (ii) any occurrence or event happening in or about the Hotel or occurring in connection therewith, including, without limitation, any damage or destruction to the Hotel whether caused by Manager’s act or omission, or otherwise; (iii) the breach or alleged breach of, or alleged non-compliance with, any Laws including, without limitation, any Environmental Laws, by Manager, Owner or the Hotel; and (iv) any uninsured or under-insured claim by the Hotel, Manager or Owner. Owner may apply the proceeds of any available insurance to the payment of any claim under the indemnity set forth in this Section 17.1. The provisions of this Section 17.1 shall survive the expiration or termination of this Agreement and shall be binding upon Owner’s successors and assigns.

Section 17.2  Indemnification by Manager. Manager hereby indemnifies, defends and holds harmless Owner, and its respective officers, directors, shareholders, employees, representatives and agents (collectively, the “Owner Indemnitees”) from and against any and all losses, costs, damages, liabilities, claims, demands, actions and causes of action, and expenses whatsoever (including, without limitation, reasonable attorney’s fees and court expenses), incurred by Owner Indemnitees as a result of Manager’s gross negligence, willful misconduct or fraud. Manager may apply the proceeds of any available insurance to the payment of any claim under the indemnity set forth in this Section 17.2. The provisions of this Section 17.2 shall survive the expiration or termination of this Agreement and shall be binding upon Manager’s successors and assigns.

Section 17.3  No Successor Liability. Notwithstanding anything herein to the contrary, neither Manager nor its Affiliates shall be liable as a successor employer or entity for any actions Owner may have taken in the employer-employee relationship with Owner’s current or former employees or employees of Owner’s Affiliates before the Contract Commencement Date. Specifically, Manager shall not be liable or responsible in any manner for, and Owner shall indemnify and hold Manager harmless from, any and all pending claims, lawsuits, actions (administrative or judicial), and unasserted claims or causes of action arising out of Owner’s ownership or operation of the Hotel, or employment of employees at the Hotel prior to the Opening Date

ARTICLE 18
MISCELLANEOUS

Section 18.1  Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Agreement shall be prohibited by or invalid under applicable Laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 18.2  No Waiver. The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

Section 18.3  Agency. The relationship of Owner and Manager shall be that of principal and agent. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest. Neither party shall borrow money in the name of, or pledge the credit of, the other.

Section 18.4  Consents. Except as otherwise provided herein, whenever the consent or approval of Owner or Manager is required under this Agreement, such consent or approval shall not be unreasonably withheld. Such consent or approval shall be in writing only and shall be duly executed by an authorized officer or agent of the party granting such consent or approval.

Section 18.5  Successors Bound. This Agreement shall be binding upon and inure to the benefit of Owner and Manager, and each party’s successors and permitted assigns.

Section 18.6  Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and personally delivered or sent by certified or registered mail or by Federal Express or other similar overnight mail service to the address for each party set forth below or at such other address as from time to time is designated by either party in writing. Notices, demands and requests which shall be served upon either party in the foregoing manner, shall be deemed served or given for all purposes hereunder at the time such notice, demand or request shall be personally delivered or received.

To Owner:	with copy to:

Thomas Elliott, Chairman & CEO	John Swain, Jr., Esq., General Counsel
SUPREME HOTEL PROPERTIES, INC.	SUPREME HOTEL PROPERTIES, INC.
P.O. Box 690578	230 N. Wabash Ave. - Suite 711
Orlando, Florida 32869	Chicago, IL 60601

To Manager:	with copy to:

Mark Kucera, CHA	Christopher D. Schott
Executive Vice President of Operations	Chief Financial Officer
EXPOTEL HOSPITALITY SERVICES, L.L.C.	EXPOTEL HOSPITALITY SERVICES, L.L.C.
401 Veterans Memorial Blvd., Suite 102	401 Veterans Memorial Blvd., Suite 102
Metairie, LA 70005	Metairie, LA 70005

Section 18.7  Entire Agreement. This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof and supersedes all prior understandings and writings, and may be amended only by a written agreement signed by the parties hereto.

Section 18.8  Time. Time is of the essence with respect to this Agreement.

Section 18.9  Financing of Hotel.

(a   Owner shall not represent in any proposed financing arrangement or to any proposed lender or participant in a private or public investment offering that Manager, or any of its Affiliates, are or shall be in any way responsible for Owner's obligations under such financing arrangement, nor are or shall be participating in the offering; nor shall Owner in any way make use of the name of Manager in connection with any proposed financing arrangement to any lender or participant in an offering, other than to state that the Hotel will be managed by Manager pursuant to the terms of this Agreement.

(b   In order to insure Owner's full and faithful compliance with this Section 18.9 and to prevent any misunderstanding on the part of a proposed lender or investor, Manager and Owner agree as follows:

(i   Prior to the closing of any proposed financing arrangement, Owner shall notify Manager of such arrangement, and Manager shall have the right to notify the proposed lender of the legal relationship between Manager and Owner and to inform the lender that neither Manager nor any of its Affiliates make any representations or warranties in connection with any information provided to it by Owner.

(ii   Prior to the printing of any prospectus, concerning any private or public investment offering, Owner shall furnish Manager with a copy of the prospectus, and the prospectus shall not be published or distributed without Manager's prior written consent, which consent may be withheld only if there are statements in the prospectus that might reasonably mislead investors as to the legal relationship between Manager and Owner, or the matters permitted herein. In addition, Manager may require Owner to insert in any prospectus a statement that neither Manager nor any of its Affiliates make any warranties or representations in connection with any information contained in the prospectus, and may inform any participant in any private investment offering of the legal relationship between Manager and Owner and that neither Manager nor any of its Affiliates make any warranties or representations in connection with any information contained in any prospectus or any other information provided to it by Owner.

Section 18.10  Trade Names. Trade names, trademarks and service marks of both Manager and Owner may be used by either party in connection with the management and operation of the Hotel during the term of this Agreement, on the condition that neither party shall thereby acquire any right to such name or mark. Upon termination of this Agreement, each party shall discontinue using any such names and marks of the other in the conduct of its business, and shall not intentionally engage in any business or advertising practice that could lead the public to believe that there is any continuing relationship, affiliation or identity with Manager or Owner as to the Hotel.

Section 18.11  Third Parties. No obligation of either party hereunder shall be enforceable by any person or entity other than the parties hereto.

Section 18.12  Further Instruments. The parties shall execute and deliver all other appropriate agreements and instruments as may reasonably be required to give effect to the transactions contemplated hereby.

Section 18.13  CPI Adjustment. Wherever an exact dollar amount is provided in this Agreement, except in Article XII (not including Section 11.1(c) and Section 10.2,) that amount shall be adjusted each Fiscal Year to reflect changes in the CPI, using that index for the January immediately preceding the date of this Agreement and the stated dollar amounts in this Agreement as the base for all future calculations. Such calculations shall be cumulative.

Section 18.14  Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the AAA in accordance with its applicable rules. The arbitration shall be conducted by a single arbitrator or a panel of three arbitrators with at least ten years experience in the hotel industry, appointed in accordance with the rules of the AAA or as otherwise agreed in writing by Manager and Owner at the time of such dispute. The prevailing party shall be awarded reasonable costs and expenses, including without limitation, attorneys’ fees. The award of the arbitrator(s) shall be final and binding upon the parties, and any judgment on the award rendered by the arbitrator(s) may be entered in any court have jurisdiction thereof.

Section 18.15  Counterparts. This Agreement may be executed simultaneously in various counterparts, each of which shall deemed an original, and all of which together shall constitute one and the same instrument.

Section 18.16  Estoppel Certificate. Owner and Manager shall, upon request of the other party, each deliver an estoppel certificate relating to this Agreement in form and substance reasonably satisfactory to the requesting party.

Section 18.17  Applicable Law. This Agreement shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties have executed this Agreement on _________, 200__.

OWNER:

SUPREME HOTEL PROPERTIES, INC.
A Delaware corporation

By:
Thomas Elliott
Title:	Chairman & CEO

MANAGER:

EXPOTEL HOSPITALITY SERVICES, L.L.C.

By:

By:

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

EXHIBIT B

INSURANCE COVERAGE